UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 3, 2006

TAKE TWO INTERACTIVE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

622 Broadway, New York, NY	10012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(646) 536-2842

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 3, 2006, Gary Lewis , the Global Chief Operating Officer of Take-Two Interactive Software, Inc. (the “Company”), advised the Company that he was invoking the provisions of Section 6(i) of his July 30, 2004 employment agreement (the “2004 Employment Agreement”) with the Company which provides for him to relinquish his position as the Company’s Global Chief Operating Officer (which he has done effective January 3, 2006) and to return to his former position at the Company’s wholly-owned subsidiary, Take 2 Interactive Software Europe Limited (“Take 2 Europe”), located in the United Kingdom, under the terms and conditions of an agreement to be negotiated. In the interim, Mr. Lewis will be employed pursuant to the terms and condition of the agreement attached as Exhibit A to the 2004 Employment Agreement (the “Interim Employment Agreement”), except that he will not receive any new options to purchase Company common stock and his new title and duties and responsibilities will be modified.

The Interim Employment Agreement provides for Mr. Lewis’ employment by Take 2 Europe at an annual salary of 180,000 pound sterling plus the pound sterling equivalent of $100,000 for a period until either party terminates the employment by giving at least 18 months prior written notice or such earlier termination as provided in the Interim Employment Agreement. In addition, under the Interim Employment Agreement Mr. Lewis is also entitled to certain benefits, including pension benefits and a car allowance.

This brief description of the terms of the Interim Employment Agreement is qualified by reference to the terms of such agreement which is contained as Exhibit A to the 2004 Employment Agreement which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Employment Agreement between the Company and Gary Lewis .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Registrant)

Date: January 6, 2006	By:	/s/ Karl Winters
Name: Karl Winters
Title: Chief Financial Officer